UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016

ONCOGENEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19820 North Creek Parkway Bothell, Washington		98011
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 686-1500

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 16, 2016, OncoGenex Pharmaceuticals, Inc. (Company) announced results from the final analysis of AFFINITY, the Phase 3 trial of custirsen in men with metastatic castrate-resistant prostate cancer (CRPC) whose disease has progressed after treatment with docetaxel. The trial did not meet the primary endpoint of demonstrating a statistically significant improvement in overall survival for patients treated with custirsen in combination with cabazitaxel/prednisone compared to cabazitaxel/prednisone alone. The median overall survival for the custirsen arm was 14.2 months versus 13.4 months for the control arm with a hazard ratio of 0.946. Safety data were consistent with those observed in previous trials of custirsen in CRPC.

As a result of these data and previous custirsen findings, the Company plans to initiate discussions with the U.S. Food and Drug Administration (FDA) to evaluate options related to an early analysis of the Phase 3 ENSPIRIT trial investigating custirsen in combination with docetaxel as second-line chemotherapy in patients with non-small cell lung cancer. In the Company’s proposal to the FDA, the trial’s hypothesized hazard ratio of 0.75 and the p-value for the final survival analysis will remain the same, with a minimal reduction in power and a small change in the critical hazard ratio from 0.84 to 0.83. The ENSPIRIT trial is over 90% enrolled and more than 80% of the events have occurred. The Company believes this is sufficient to assess the potential effect of custirsen in non-small cell lung cancer.

The Company has also engaged MTS Health Partners, LP as its advisor to assist with the exploration of strategic alternatives.

A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued by OncoGenex Pharmaceuticals, Inc. dated August 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

Date: August 16, 2016	/s/ John Bencich
John Bencich Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by OncoGenex Pharmaceuticals, Inc. dated August 16, 2016